NET1 EXTENDS ITS FOOTPRINT INTO NAMIBIA

Johannesburg, South Africa, 16th September 2005 - Net 1 UEPS Technologies, Inc. (NASDAQ: UEPS) ("NET1" or “the company”) announced today that it signed a joint venture agreement with Namibia’s state-owned postal company, Namibia Post Limited (“NamPost”). In terms of this agreement, Net1 and NamPost have agreed to implement and operate a UEPS smart card based switching system in Namibia. Net1 and NamPost will each own 50% of the Namibian switch, SmartSwitch Namibia (Proprietary) Limited (“SmartSwitch Namibia”). The Service Level Agreement between SmartSwitch Namibia and NamPost is expected to be finalized and signed within the next month.

The system, the first of its kind in Namibia, is set to improve the banking system in the country. NamPost, as the first customer of the switch, will increase its market share in the financial services arena and position itself as the leading player in serving the un-banked and under-banked citizens of Namibia. SmartSwitch Namibia will initially issue approximately 300,000 UEPS smart cards to NamPost’s existing customer base.

Net1 and Nampost will capitalize the company with approximately $3.7 million in start-up capital and loans, contributed equally by both parties. The proceeds will be utilized for the acquisition of hardware and software from Net1 and for general working capital purposes. Net1 expects to generate revenues of approximately $4.6 million at current exchange rates through the sale of software and hardware, including POS terminals and smart cards, over the next six months.

Phase 1 of the project involves the transfer of all NamPost’s banking products to the smart card, offering affordability, security, simplicity and flexibility. Negotiations are currently in place with other financial institutions and companies who wish to participate as customers of SmartSwitch. The suite of smart card applications will include banking, retail, money transfers, third party bill payments, wages and social security grants.

“We are extremely excited as SmartSwitch Namibia will also become the first customer to make use of NET1’s enhanced biometric fingerprint application which now stores all ten fingerprint templates of the cardholder on the chip of the card, as opposed to our current system which makes use of the four best fingerprint templates. This allows ease of use and flexibility for illiterate people to use the system. We believe that we are the first company in the world to implement this solution”, says Brenda Stewart, NET1 Senior Vice-President Marketing & Sales.

The rollout to NamPost’s 120 service branches and to merchant stores, will be implemented during November 2005 to January 2006. The expected launch date will be middle February 2006.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone:	(604) 484-8750
Toll Free:	1-866-412-NET1 (6381)